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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. ______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	[ ]
Securities Act Rule 802 (Exchange Offer)	[ x ]
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	[ ]
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	[ ]
Exchange Act Rule 14e-2(d) (Subject Company Response)	[ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Fidelity Disciplined Equity Fund
(Name of Subject Company)

N/A
(Translation of Subject Company’s Name into English (if applicable))

Massachusetts
(Jurisdiction of Subject Company’s Incorporation or Organization)

Coleman, Duron S.
(Name of Person(s) Furnishing Form)

Class K Preferred Stock
(Title of Class of Subject Securities)

316066208
(CUSIP Number of Class of Securities (if applicable))

C/0 E 98th Brooklyn, New York 11236 (631) 9 24-0857
(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

2/3/2021
(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents

N/A

Item 2.	Informational Legends

N/A

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X has been filed by Coleman, Duron S. with the Securities and Exchange Commission concurrently with the furnishing of this Form CB on 3 February 2021.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Duron S. Coleman
(Signature)

Duron S. Coleman/Beneficiary
(Name and Title)

2/1/2021
(Date)